EXHIBIT 99(a)

WINDSTREAM ANNOUNCES RESULTS OF CONSENT SOLICITATION TO AMEND
ITS 8.625% SENIOR FIRST LIEN NOTES DUE 2025 AND ITS SENIOR SECURED
CREDIT FACILITY

LITTLE ROCK, ARK. – June 6, 2018 – Windstream Holdings, Inc. (Nasdaq: WIN) announced today that its wholly-owned subsidiaries, Windstream Services, LLC and Windstream Finance Corp. (together, “Windstream” or the “Company”), have received the requisite consents to amend (the “Amendments”) the indenture (the “Indenture”) governing the Company’s 8.625% Senior First Lien Notes due 2025 (the “Notes”) (CUSIPs 97381LAB4 and U9701LAB9; ISINs US97381LAB45 and USU9701LAB90). The consent solicitation expired at 5:00 p.m. New York time on June 5, 2018 (the “Expiration Date”).

Holders of the Notes who validly delivered (and did not validly revoke) consents to the Amendments in the manner described in the Consent Solicitation Statement will receive a consent payment equal to $2.50 per $1,000 principal amount of Notes (the “Consent Payment”). Holders who provided consents after the Expiration Date will not receive the Consent Payment. The Consent Payment is expected to be paid on June 6, 2018.

The purpose of the Consent Solicitation was (i) to obtain consents to permit the issuers and guarantors under the Indenture to issue or incur indebtedness on a junior lien basis (which indebtedness is currently permitted by the Indenture to be incurred on a first-priority lien basis) and (ii) to authorize the collateral agent under the Indenture to enter into a junior lien intercreditor agreement upon the issuance or incurrence of junior lien secured indebtedness by the issuers and the guarantors under the Indenture.

In connection with receiving the requisite consents, the Amendments have become effective and operative. All holders of the Notes are bound by the terms thereof, even if they did not deliver consents to the Amendments. Except for the Amendments, all of the existing terms of the Notes and the Indenture remain unchanged.

Citigroup Global Markets Inc. acted as the Solicitation Agent for the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (toll-free). Ipreo LLC acted as the Information and Tabulation Agent for the Consent Solicitation. Questions or requests for assistance related to the Consent Solicitation and requests for copies of the Consent Solicitation Statement and other related materials should be directed to Ipreo LLC at (212) 849-3880 (collect) or (888) 593-9546 (toll-free).

This press release and the Consent Solicitation Statement shall not constitute an offer to sell nor a solicitation of an offer to purchase any Notes or other securities. The Consent Solicitation was made only by, and pursuant to the terms of, the Consent Solicitation Statement, and the information in this news release is qualified by reference to the Consent Solicitation Statement.

Amendments to Senior Secured Credit Facility

Concurrently with the Consent Solicitation, Windstream also sought and obtained an amendment to its senior secured credit facility to, among other things, (i) permit the issuance or incurrence of second-priority lien secured indebtedness, (ii) allow Windstream to use the proceeds from the issuance or incurrence of such second-priority lien secured indebtedness and other secured indebtedness to repay certain of its outstanding secured and unsecured indebtedness, (iii) permit the execution of a first-lien/second-lien intercreditor agreement, and (iv) limit the ability of Windstream to declare and pay dividends in some respects (collectively, the “Credit Facility Amendment”).

With the Amendments and the Credit Facility Amendment becoming operative and effective, the Company may explore various financing alternatives to improve its capital structure, including issuing new junior lien secured indebtedness in one or more series or tranches or offering to exchange new junior lien secured indebtedness for one or more existing series of debt. The timing of any such transaction would be determined by the Company in its sole discretion, subject to market conditions, the Company’s liquidity needs, contractual limitations and other factors.

About Windstream

Windstream Holdings, Inc. (NASDAQ:WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions. Windstream provides data networking, core transport, security, unified communications and managed services to mid-market, enterprise and wholesale customers across the U.S. The company also offers broadband, entertainment and security services for consumers and small and medium-sized businesses primarily in rural areas in 18 states. Services are delivered over multiple network platforms including a nationwide IP network, our proprietary cloud core architecture and on a local and long-haul fiber network spanning approximately 150,000 miles.

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Chris King, 704-319-1025
Christopher.c.king@windstream.com